FOR IMMEDIATE RELEASE



Contact:      John S. Holle - FLAG Financial Corporation (706)/845-5005)
              J. Daniel Speight, Jr.- FLAG Financial Corporation (912/268-2200) Henry S. Bishop - First Georgia Bank (912/267-7283)


                      FLAG FINANCIAL CORPORATION ANNOUNCES
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                  THE SIGNING OF A LETTER OF INTENT TO ACQUIRE
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                          BRANCH OF FIRST GEORGIA BANK
                          ----------------------------

LAGRANGE, GA (SEPTEMBER 30, 1998) -- FLAG FINANCIAL CORPORATION (NASDAQ: FLAG) announced today that it had executed a Letter of Intent to acquire the Blackshear, Georgia branch office from First Georgia Bank ("FGB"). Blackshear is located in Pierce County and is approximately 10 miles from Waycross, Georgia, which is in the Southeast portion of the state.

As part of the agreement, FLAG Financial Corporation will acquire all of the deposits of the branch, which totaled approximately $9.0 million at June 30, 1998, as well as certain fixed assets. The branch held approximately 6% of the county's deposits as of June 30, 1997, the most recent date for which market share data was available. The branch's loan portfolio will be retained by FGB.

Commenting on the announcement, John S. Holle, FLAG's Chairman, stated, "The addition of this branch will build upon FLAG's growing presence in Southeast Georgia and complements the operations of Empire Bank Corp., one of FLAG's community bank partners."

J. Daniel Speight, Jr., FLAG's President and CEO added, "The Blackshear branch is more than ten years old and has an established customer and deposit base. The core deposits that FLAG acquires through this transaction will provide a stable source of funds to support our lending activities. Additionally, it will strengthen our franchise in this attractive and growing market."

FLAG Financial Corporation is the multi-bank holding company whose wholly owned subsidiaries are First Federal Savings Bank of LaGrange, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia, and Bank of Milan, in Milan, Georgia. FLAG currently operates 19 offices serving the communities of west central, middle and southeast Georgia and, as of June 30, 1998, had total assets of approximately $443 million. Additionally, FLAG previously announced the signing of definitive agreements relating to the combinations with The Brown Bank, Metter, Georgia, Heart of Georgia Bancshares, Inc., Mount Vernon, Georgia and Empire Bank Corp., Homerville, Georgia. These combinations should be complete by the fourth quarter of 1998.

On a combined pro forma basis, including the pending mergers with The Brown Bank, Heart of Georgia Bancshares, Inc. and Empire Bank Corp., FLAG is expected to have more than $570 million in assets once the transactions are closed. Including shares issued as part of those transactions, as well as reflecting FLAG's recent stock dividend, FLAG will have approximately 7,007,000 shares outstanding upon completion of the mergers. Currently, FLAG has approximately
5.2 million shares of common stock outstanding which are traded and quoted on The Nasdaq National Market under the symbol "FLAG."